Global Indemnity Limited

INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW (AS AMENDED OR REVISED FROM TIME TO TIME)

Certificate Number
[Number]

Number of Shares
[Number]

THE AUTHORISED SHARE CAPITAL OF THE COMPANY IS USD 100,000 DIVIDED INTO 600,000,000 A ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH, 300,000,000 B ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH AND 100,000,000 PREFERRED SHARES OF PAR VALUE USD 0.0001 EACH

THIS CERTIFIES THAT	**[Name]**
OF	**[Address]**
IS THE REGISTERED HOLDER OF	**[Number]** fully paid **CLASS A** shares of par value **USD 0.0001** each
IN THE COMPANY	**Global Indemnity Limited** (the "**Company**") transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company.

EXECUTED on behalf of the Company this _______________day of _________________________________

____
Director